UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):           April 8, 2015

XL GROUP
Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	1-10804	98-0665416

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

XL House, 8 St. Stephen’s Green, Dublin, Ireland	2

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +353 (1) 400-5500

Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement
XL Group plc (together with its subsidiaries, “XL”) and Catlin Group Limited (“Catlin”) announced on January 9, 2015 (the “Announcement”) that they have agreed to the terms of a recommended cash and share  acquisition of the entire issued and to be issued share capital of Catlin by XL (the “Acquisition”).
The Announcement, among other matters, provided that XL anticipated to fund the Acquisition through cash on hand and the issuance of subordinated notes. The Announcement also stated that XL was able to rely on £1.6 billion of debt to be provided under a bridge facility entered into by XLIT Ltd., a wholly-owned subsidiary of XL, on January 9, 2015 and arranged by Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA (the “Bridge Facility”) for the purposes of discharging the cash component of the Acquisition consideration.
On March 30, 2015, XL completed the sale of $500 million aggregate principal amount of its 4.450% subordinated notes due 2025 and $500 million aggregate principal amount of its 5.500% subordinated notes due 2045.  XL received net proceeds from the issuance of such subordinated notes of approximately $980.6 million (the “Net Subordinated Note Proceeds”), after deducting underwriting discounts and estimated offering expenses.
XL has deposited a sufficient amount of cash and cash equivalents, comprised of the Net Subordinated Note Proceeds and cash and cash equivalents from other sources, in escrow to discharge the cash consideration payable to Catlin shareholders in respect of the Acquisition. Accordingly, and pursuant to the terms of the Bridge Facility, XL has canceled the commitments under the Bridge Facility effective as of April 8, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:     April 8, 2015

XL Group plc (Registrant)

By:	/s/ Kirstin Gould

Name: Kirstin Gould
Title: General Counsel and Secretary